Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 14, 2011 relating to the financial statements and financial highlights which appears in the September 30, 2011 Annual Report to the Board of Directors and Shareholders of the Brandywine Blue Fund, Inc. (consisting of the Brandywine Blue Fund and the Brandywine Advisors Midcap Growth Fund), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
January 31, 2012